Exhibit 24(b)(4.35) ING Life Insurance and Annuity Company
ENDORSEMENT
The Contract and Certificate, if applicable, are endorsed as follows.
All references in the Contract and Certificate to the address for the “Opportunity Plus Service Center” are changed as follows:
Opportunity Plus Service Center P. O. Box 9810 Providence, RI 02940-8010
No additional changes have been made to the Contract or Certificate
Endorsed and made a part of the Contract and Certificate, if applicable, on the effective date of this endorsement.

/s/ Richard T. Mason

President ING Life Insurance and Annuity Company

NYOPSC-09